EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Ladenburg Thalmann Financial Services Inc. for the registration of $500,000,000 of various securities and to the incorporation by reference therein of our reports dated March 15, 2017, with respect to the consolidated financial statements and effectiveness of internal controls over financial reporting of Ladenburg Thalmann Financial Services Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York
March 15, 2017